Press Release

WORLDPORT COMMUNICATIONS ACQUIRES HOSTMARK

Achieves Strategic Goals Ahead of Schedule, Extends Reach Across Europe

CHICAGO--(BUSINESS WIRE)--April 26, 2001--Worldport Communications, Inc. (OTCBB:WRDP - news), a leading provider of Internet infrastructure solutions today announced the acquisition of hostmark, a provider of secure, high quality Web hosting and professional services. With this acquisition, Worldport gains state-of-the-art Internet solution centers in the U.K., Sweden and Germany. The newly acquired centers comprise 153,000 square feet and were recently completed.

With the acquisition of hostmark, Worldport has accelerated its plan of establishing three to five Internet solution centers in key Tier 1 European cities during 2001. Worldport will issue up to 5.1 million shares of common stock to hostmark; 4.1 million shares exchanged at the closing and the remaining 1 million shares to be issued to hostmark at the first anniversary of the closing, pursuant to contingency provisions. The transaction preserves cash, allowing Worldport to fund its strategic plans into early 2003.

"Worldport's solid cash position allows us to continue to aggressively drive growth, in spite of today's challenging economic environment," said Michael E. Heisley, chief executive officer of Worldport. "Worldport now has operations in the key countries representing 70 percent of the Web hosting revenue for Western Europe. We are ideally positioned to take advantage of this emerging opportunity."

In 2000, Worldport made significant investments in the development of its SuperCenter in Dublin, Ireland. This state-of-the-art comprehensive Web hosting software and solutions center can now be leveraged into the newly acquired data centers creating standardized, scalable solutions across all European operations.

With four state-of-the-art Internet solution centers throughout Europe, Worldport now has some of the most extensive Web hosting capabilities available for global companies operating in Europe. Industry analysts have stated that the U.K. and Germany are the largest markets in Europe for Web hosting services.

The combined operations will extend Worldport's network across Europe, provide customers with additional choices and enable the Company to leverage existing relationships with fiber providers. The additional Internet solution centers provide expanded data back-up services and disaster recovery capabilities.

The Swedish operations acquired today will enable Worldport's Swedish subsidiary, VIS-Able, which was acquired in September 2000 and rebranded as Worldport Professional Services, to deliver a complete portfolio of Internet solutions from Web design through fully managed services.

About Worldport:

Worldport is a premier provider of managed and scalable Internet infrastructure solutions for global companies. Through a network of worldwide eBusiness solution centers, Worldport provides companies with the infrastructure necessary to conduct business through the Internet. Worldport's portfolio of services includes strategic and tactical Internet consulting and a full complement of Web-hosting products. Headquartered in Chicago, Worldport maintains offices in five countries and has more than 3,800 customers worldwide. For more information on Worldport, please visit www.wrdp.com.
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Notes to Investors:

This press release may contain certain statements of a forward-looking nature relating to future events or business performance. Any such statements that refer to Worldport's future business, operating results or other non-historical facts are forward looking and reflect Worldport's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among other things, potential difficulties in the assimilation of operations, strategies, technologies, methodologies and products of the acquired company; the risk of loss of key personnel of the acquired company; diversion of management attention from other business concerns; and factors detailed in Worldport's Form 10-K Annual Report filed with the Securities and Exchange Commission. These statements speak as of the date of this release, and Worldport undertakes no obligation to update these statements in light of future events or otherwise.

Corporate Summary

Worldport Communications, Inc. (OTCBB: WRDP - news), a provider of managed and scalable Internet infrastructure solutions, is a premier provider of services in the evolving Internet outsourcing market. Previously an international telecommunications company (1996-1999), Worldport made a strategic decision in 2000 to enter the Internet infrastructure solutions market for multi-national, European and US companies that aim to conduct operations in Europe.

Worldport helps companies achieve a competitive advantage through flexible service offerings that are tailored to meet specific customer needs. Worldport's expertise includes consultancy, design and implementation of full-scale enterprise solutions to manage hardware, operating systems, Web applications and network connectivity. Worldport's emphasis on security, service and world-class facilities offers clients real-time management with flexible levels of support. Worldport clients have access to full-service e-business solutions across a pan-European presence to meet their needs.

Worldport's multi-phase approach to the market includes the development of Worldport Internet solution centers through acquisition and new construction. The first phase included construction of the Company's 125,000 sq. ft. Web hosting center, which opened in Dublin in October 2000. The Dublin SuperCenter was Worldport's first significant step toward its vision of being the European leader in the Internet infrastructure solutions market. The SuperCenter is the European headquarters for Worldport operations and the high-performance home of Worldport's secure hosting services. As the operations hub, Dublin's SuperCenter is home to the central Business Operation Support System (BOSS), a unique capability that allows for in depth management of both clients and corporate infrastructure. The center also houses the 24x365 Client Service Center (CSC) providing management and support functions for clients throughout Europe.

Through a partnership with Global Crossings, Worldport has high-speed transatlantic links with the US and a fiber optic network connecting it to the rest of Europe and the major Internet connectivity points. In the post dot-com era, customer demand in managed hosting is sharply focused on demonstrable industry expertise matched by accredited skills in hardware, systems, security and networking. With its focused European strategy and US connectivity, combined with a unique network infrastructure and unmatched technical expertise, Worldport is uniquely positioned to capture market share in the rapidly growing Internet infrastructure industry.

Headquartered in Chicago, Worldport maintains offices in five countries and has more than 3,800 clients worldwide. For more information on Worldport, please visit www.wrdp.com.


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Contact:
     Miller/Shandwick Technologies
     Jacqueline Crowley/Gail Whitcomb
     617-536-0470
     jcrowley@miller.shandwick.com
     gwhitcomb@miller.shandwick.com
         or
     Public Relations Contact:
     Miller/Shandwick Technologies
     Ed Daly
     617-351-4161
     edaly@miller.shandwick.com
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